Exhibit 5.1

600 Travis, Suite 4200 Houston, Texas 77002 +1.713.220.4200 Phone +1.713.220.4285 Fax andrewskurthkenyon.com

June 13, 2017

NGL Energy Partners LP

6120 S. Yale Avenue, Suite 805

Tulsa, Oklahoma 74136

Re:                             9.00% Class B Fixed-to-Floating Rate Cumulative Redeemable

Perpetual Preferred Units       issued by NGL Energy Partners LP.

Ladies and Gentlemen:

We have acted as special counsel to NGL Energy Partners LP, a Delaware limited partnership (the “Partnership”), in connection with an offering and sale by the Partnership of 9.00% Class B Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Units (“Preferred Units”) representing limited partner interests in the Partnership.  Such offering and sale have been registered with the United States Securities and Exchange Commission (the “SEC”), pursuant to the Partnership’s registration statement on Form S-3 (Registration No. 333-216079) initially filed with the SEC on February 15, 2017, and subsequently amended by Post-Effective Amendment No. 1 thereto filed with the SEC on June 6, 2017.  Such registration statement, as so amended, is referred to herein as the “Registration Statement.”

The Partnership has conducted such offering of up to 8,510,000 Preferred Units on a firm commitment underwritten basis, pursuant to (i) its prospectus dated February 15, 2017 included in the Registration Statement, as supplemented by its prospectus supplement dated June 6, 2017 (the “Prospectus Supplement”) filed with the SEC on June 7, 2017 and (ii) the Underwriting Agreement dated June 6, 2017 (the “Underwriting Agreement”) among the Partnership and UBS Securities LLC, Morgan Stanley & Co. LLC and RBC Capital Markets, LLC, as representatives of the several underwriters named therein (the “Underwriters”).  Pursuant to the Underwriting Agreement, the Partnership is selling to the Underwriters 7,400,000 Preferred Units (the “Firm Securities”) and has granted an option to the Underwriters to purchase up to an additional 1,110,000 Preferred Units (the “Option Securities”).  The Firm Securities and the Option Securities are collectively referred to herein as the “Securities.”

In rendering the opinions set forth herein, we have read and examined and relied on originals or copies, certified or otherwise identified to our satisfaction, of the Partnership’s Fourth Amended and Restated Agreement of Limited Partnership, dated as of June 13, 2017, and such other documents, certificates and records of the Partnership and its general partner as we have deemed necessary or appropriate as a basis for the opinions set forth herein.  In our examination, we have assumed, without independent investigation (a) the genuineness of the signatures on all documents that we have examined, (b) the legal capacity of all natural persons,

ANDREWS KURTH KENYON LLP

Austin  Beijing  Dallas  Dubai  Houston  London  New York  Research Triangle Park  Silicon Valley  The Woodlands  Washington,

NGL Energy Partners LP
June 13, 2017

(c) the authenticity of all documents supplied to us as originals, (d) the conformity to the authentic originals of all documents supplied to us as certified, photostatic or faxed copies and (e) the authenticity of the originals of such latter documents.  We have also assumed that all Securities sold pursuant to the Underwriting Agreement will be issued and sold in the manner described in the Prospectus Supplement and in accordance with the terms of the Underwriting Agreement.

Our opinions expressed herein are limited to the Delaware Revised Uniform Limited Partnership Act and the Delaware Limited Liability Company Act, and we express no opinion as to the laws of any other jurisdiction.

Based upon the foregoing and subject to the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that when any of the Securities have been issued and delivered against payment therefor in accordance with the terms of the Underwriting Agreement, (a) such Securities will be validly issued and (b) purchasers of such Securities will have no obligation, solely by reason of their ownership of such Securities, to make any contributions to the Partnership or any further payments for their purchase of such Securities, and such purchasers will have no personal liability, solely by reason of their ownership of such Securities, to creditors of the Partnership for any of its debts, liabilities or other obligations.

We consent to the filing by you of this opinion as an exhibit to the Partnership’s Current Report on Form 8-K filed on the date hereof, and we further consent to the use of our name under the caption “Validity of the Class B Preferred Units” in the Prospectus Supplement.  In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the SEC. This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in law.

Very truly yours,

/s/ Andrews Kurth Kenyon LLP